CTI BIOPHARMA CORP.

October 20, 2016

Richard L. Love

Re: Compensation Agreement

Dear Dick:

This letter agreement (this “agreement”) confirms the terms of your employment with CTI BioPharma Corp. (the “Company”) as interim Chief Executive Officer (“Interim CEO”).

While you are serving as interim CEO, you will receive a base salary at a monthly rate of $30,000, retroactive to October 2, 2016, payable in regular installments in accordance with the Company's normal payroll procedures. You will also be eligible to participate in the Company’s benefit plans made available to employees generally, subject to the terms and conditions of the applicable plan, and will be entitled to reimbursement for your reasonable business expenses in connection with carrying out your duties as Interim CEO, subject to the Company’s expense reimbursement policies in effect from time to time.

In addition, on or about the date hereof you are being granted an option to purchase up to 1,000,000 shares of the Company’s common stock at a per-share exercise price equal to the closing price of the Company’s common stock on the grant date. The option is subject to the terms and conditions of an option agreement in the form provided to you.

While you are serving as interim CEO, the Company will pay or reimburse you for the costs of your temporary housing in Seattle. The Company will also pay or reimburse you for the costs for you and your wife to travel to and from you residence in Texas (which we estimate will occur two or three times each month), such travel to be business class when available (or first class, if business class is not available). Such payment shall be made as soon as reasonably practicable following the date the related expense was incurred (and in all events not later than the last day of the following year). The Company will also pay you an additional amount for any tax liabilities you incur in connection with the Company’s payment of your temporary living and travel expenses pursuant to this paragraph, including a gross-up payment for any additional tax liabilities imposed with respect to this payment. Such additional payment shall be made as soon as reasonably practicable following the date such tax was remitted the applicable tax authority (and in all events not later than the last day of the following year). You agree to promptly provide documentation reasonably acceptable to the Company of any amount to be paid or reimbursed pursuant to this paragraph.

All payments contemplated by this agreement will be subject to all applicable withholdings and other authorized deductions.

Your employment with the Company is and will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, and with or without prior notice. Your existing Indemnity Agreement with the Company continues in effect.

You will not be entitled to any additional compensation for your service on the Company’s Board of Directors (the “Board”) while you are employed by the Company. If your employment with the Company terminates for any reason and you continue thereafter to serve on the Board, you will again be eligible for compensation provided by the Company to its non-employee directors (i.e. annual retainers, equity grants to directors and meeting fees) after the date on which your employment by the Company terminates.

The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Washington without regard to the conflicts of laws principles thereof. This agreement shall be construed and interpreted to avoid any tax, penalty or interest under Internal Revenue Code Section 409A.

This agreement (along with the documents referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. This agreement may be amended only by a written agreement signed by both you and by an authorized officer or director of the Company. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

If this agreement accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this agreement below and returning it to me. A duplicate copy of this agreement is included for your records.

CTI BioPharma Corp.

By: /s/ Frederick W. Telling
Frederick W. Telling
Title: Director

Accepted and Agreed:

/s/ Richard L. Love
Richard L. Love
Date: October 20, 2016